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                                           EXHIBIT 99.B9-4
                                           Fee Letter Regarding Administration
                                           and Accounting Services Fees.

                                                                  June 17, 1994

THE HAVEN CAPITAL MANAGEMENT TRUST

         Re:  Administration and Accounting Services Fees

Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") for services provided under the terms of an Administration and Accounting Services Agreement dated June 17, 1994 between you (the "Fund") and PFPC. Pursuant to paragraph 11 of that Agreement, and in consideration of the services to be provided to you, you will pay PFPC an annual administration and accounting fee, to be calculated daily and payable monthly. You will also reimburse PFPC for its out-of-pocket expenses incurred on behalf of the Fund, including, but not limited to: postage and mailing, telephone, telex, federal express and outside independent pricing service charges, and record retention/storage.

         The annual administration and accounting fees shall be an asset based fee of .10% of the first $200 million of average net assets; .075% of the next $200 million of average net assets; .05% of the next $200 million of average net assets; and .03% of the average net assets in excess of $600 million; exclusive of out-of-pocket expenses.

         The minimum monthly fee shall be $8,333 for each portfolio, exclusive of out-of-pocket expenses.

         If PFPC is removed from the administration and accounting services agreement referenced above, the Fund shall pay any costs of time and material associated with deconversion.

         The fee for the period from the day of the year this Agreement is entered into until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.








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         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                         Very truly yours,

                                         PFPC INC.


                                         By:
                                            -----------------------------
                                            Title:


Accepted:

THE HAVEN CAPITAL MANAGEMENT TRUST


By:
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      Title:



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